Vonage

December 20, 2016

Dear Kenneth:

We are pleased to inform you that after careful consideration Vonage, its current and future subsidiaries, affiliates, successors and assigns, (collectively, “Vonage” or “Company”), has decided to extend this offer of employment to you, for Chief Revenue Officer.  This letter sets forth the terms of the Company's offer, which if you accept, will pertain to your employment.

Key components of the offer include:

•	Base Salary $385,000

•	Target Bonus Opportunity of 75%

•	Sign-On Equity Grant:

-	$500,000 with One Year Vesting

•	New Hire Grant:

•	$600,000 Time-Based Restricted Stock Units

•	$600,000 Performance-Based Restricted Stock Units

•	Severance equal to twelve (12) months’ current base salary and pro rata bonus

If you have any questions, please do not hesitate to call me directly at (732) 858-6703. I appreciate your consideration and look forward to you becoming part of our team.

Best regards,

Susan Quackenbush

23 Main Street | Holmdel, NJ 07733 | 732.528.2600 | www.vonage.com

December 20, 2016

Kenneth D. Wyatt
6130 Missouri Peak Place
Castle Rock, CO 80108

Dear Kenneth:

We are pleased to inform you that after careful consideration, Vonage Holdings Corp. LLC is extending an offer of employment, subject to the approval of the Board of Directors (the “Board”) of Vonage Holdings Corp. This offer letter (the “Offer Letter”), if accepted by you and approved by the Board, shall set forth the terms of your employment.

1. Employment

(a)	You will be employed in the position of Chief Revenue Officer.

(b)	You will report to the Chief Operating Officer, Joe Redling.

(c)	Your employment will commence on February 6, 2017 (the “Commencement Date”).
2. Location
Your office location will be at the Denver, CO office.
3. Compensation

(a)	The Company will pay you an annual base salary (“Base Salary”) of $385,000, less applicable withholding, payable in equal installments in accordance with the Company’s regular payroll practices.

(b)
In addition to the Base Salary, you will be eligible for a Target Bonus Opportunity (“TBO”) of 75% of your Base Salary. TBO payouts are granted in the Company’s sole discretion. Your actual bonus attainment will be based on performance objectives determined in accordance with the Company’s customary practices. You must be employed on the payout date to receive any TBO payout.

4. Sign On Equity Grant

(a)	You will be granted Time-Based Restricted Stock Units (“Time-Based RSUs”) under the Vonage Holdings Corp. 2015 Equity Incentive Plan (the “Incentive Plan”) covering a

23 Main Street | Holmdel, NJ 07733 | 732.528.2600 | www.vonage.com

number of shares of Vonage’s common stock which have a value at the date of grant based on the closing price per share on such date equal to five hundred thousand dollars ($500,000.00). The Time-Based RSUs will be granted on the first trading day of the calendar month that follows the Commencement Date (the “Grant Date”). The number of Time-Based RSUs to be granted shall be based on the closing price of the Company’s common stock on the Grant Date.

The Time-Based RSUs shall be issued on the form of RSU agreement (the “Time-Based RSU Agreement”) approved by the Company’s Board of Directors for such grants made under the Incentive Plan, with the number of shares being subject to adjustment based on subsequent stock splits, reverse stock splits, other adjustments, or recapitalizations, as provided in the Incentive Plan. Subject to your continued employment, the Time-Based RSUs will vest and become exercisable on the first anniversary of the Grant Date.  The Time-Based RSUs will be governed by and subject to the terms of the Incentive Plan and the Time-Based RSU Agreement, and in the event of a conflict between this paragraph and the Incentive Plan and Time-Based RSU Agreement, the terms of the Incentive Plan and Time-Based RSU Agreement shall control.

5. Restricted Stock Units

(a)
You will be granted Time-Based Restricted Stock Units (“Time-Based RSUs”) under the Vonage Holdings Corp. 2015 Equity Incentive Plan (the “Incentive Plan”) covering a number of shares of Vonage’s common stock which have a value at the date of grant based on the closing price per share on such date equal to six hundred thousand dollars ($600,000.00).  The Time-Based RSUs will be granted on the first trading day of the calendar month that follows the Commencement Date (the “Grant Date”). The number of Time-Based RSUs to be granted shall be based on the closing price of the Company’s common stock on the Grant Date.

The Time-Based RSUs shall be issued on the form of RSU agreement (the “Time-Based RSU Agreement”) approved by the Company’s Board of Directors for such grants made under the Incentive Plan, with the number of shares being subject to adjustment based on subsequent stock splits, reverse stock splits, other adjustments, or recapitalizations, as provided in the Incentive Plan. Subject to your continued employment on each vesting date, the Time-Based RSUs will vest and become exercisable as to 1/3 of the shares on the first, second, and third anniversaries of the Grant Date. The Time-Based RSUs will be governed by and subject to the terms of the Incentive Plan and the Time-Based RSU Agreement, and in the event of a conflict between this paragraph and the Incentive Plan and Time-Based RSU Agreement, the terms of the Incentive Plan and Time-Based RSU Agreement shall control.
(b)  You will also be granted Performance Restricted Stock Units (“Performance RSUs”) under the Incentive Plan covering a number of shares of Vonage’s common stock which have a value at the date of grant based on the closing price per share on such date equal to six hundred thousand dollars ($600,000.00).  The Performance RSUs will be granted on the Grant Date. The number of

23 Main Street | Holmdel, NJ 07733 | 732.528.2600 | www.vonage.com

Performance RSUs to be granted shall be based on the closing price of the Company’s common stock on the Grant Date.
The Performance RSUs shall be issued on the form of TSR performance unit agreement (the “Performance RSU Agreement”) approved by the Company’s Board of Directors for such grants made under the Incentive Plan, with the number of shares being subject to adjustment based on subsequent stock splits, reverse stock splits, other adjustments, or recapitalizations, as provided in the Incentive Plan.  Subject to your continued employment on the last day of the performance period, the Performance RSUs may vest based upon the Company’s total shareholder return as compared to a peer group in accordance with the table included in the Performance RSU Agreement. The Performance RSUs will be governed by and subject to the terms of the Incentive Plan and the Performance RSU Agreement, and in the event of a conflict between this paragraph and the Incentive Plan and Performance RSU Agreement, the terms of the Incentive Plan and Performance RSU Agreement shall control.

(b)
Beginning in 2018, you will be eligible to participate in Vonage’s long-term incentive compensation program as may be in effect from time to time and receive annual incentive equity grants thereunder as determined by the Compensation Committee of the Board in its sole discretion.

6. Severance

In the event your employment is terminated by the Company without Cause or by you with Good Reason, each as defined below, you will be entitled to (i) severance pay equal to twelve (12) months of your then-current base salary, less applicable withholding, which will be paid by the Company during its regular payroll cycle over the twelve (12) month period following the date of your employment termination; provided that the first payment shall be made on the sixtieth (60th) day after your termination of employment, and such first payment shall include payment of any amounts that otherwise would be due prior thereto, (ii) if such termination of employment occurs, a pro-rata portion of your TBO for the year of termination based on the Company's actual performance for such year, less applicable withholding and payable in the year following the year in which your employment terminates at such time as annual bonuses in respect of such year are normally paid to other senior executives of the Company ; provided however, that the Company shall not be required to make the payments set forth in this section 6, unless you execute and deliver to the Company a Separation Agreement and General Release in a form reasonably acceptable to the Company in its sole discretion (the General Release Form), and such Release has become effective and irrevocable in its entirety within sixty (60) days of your termination of employment. The Release shall not contain post-employment obligations more restrictive than those postemployment obligations set forth in the Non-Compete Agreement. For the avoidance of doubt, any severance payments payable pursuant to this paragraph 5 shall be forfeited unless an effective Release has been received by the Company and has become irrevocable no later than sixty (60) days following your termination of employment. During the Severance period, you shall continue coverage in the Company's medical and dental health care plans at your active employee rate; provided that you are and remain eligible for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; provided further, that such continuation coverage

23 Main Street | Holmdel, NJ 07733 | 732.528.2600 | www.vonage.com

shall immediately cease if you become eligible to receive group health coverage from another employer.

“Cause” means (i) material failure to perform your employment duties (not as consequence of any illness, accident or other disability), (ii) continued, willful failure to carry out any reasonable lawful direction of the Company , (iii) diverting or usurping a corporate opportunity of the Company, (iv) fraud, willful malfeasance, gross negligence or recklessness in the performance of employment duties, (v) willful failure to comply with any of the material terms of this Offer Letter, (vi) other serious, willful misconduct which causes material injury to the Company or its reputation, including, but not limited to, willful or gross misconduct toward any of the Company's other employees, (vii) conviction of, or plea of nolo contendre to, a felony or a crime involving moral turpitude, and (viii) violation of any written Company policies or procedures; provided, however. that no event or condition described in clauses (i), (ii) or (v) shall constitute Cause unless (x) the Company gives you written notice of its intention to terminate your employment for Cause and the grounds for such termination and (y) such grounds for termination (if susceptible to correction) are not corrected by you within 15 days of your receipt of such notice. If you do not correct the grounds for termination during such I 5-day cure period, your termination of employment for Cause shall become effective on the first business day following the end of the cure period. Unless otherwise advised by the Company, you will be expected to perform services for the Company during the cure period.

"Good Reason" means: (i) a decrease in your base salary; (ii) a material diminution of your authorities, duties or responsibilities; (iii) a failure of the Company to pay compensation due and payable to you in connection with your employment or (iv) relocation by the Company of your principal place of employment to a location that results in your commuting distance being at least 30 miles greater than your commuting distance on the date you commence employment; provided, however, that no event or condition described in clauses (i) through (iv) shall constitute Good Reason unless (x) you give the Company's most senior Human Resources employee written notice of your intention to terminate your employment for Good Reason and the grounds for such termination within 45 days after the occurrence of the event giving rise to the "Good Reason" termination and (y) such grounds for termination (if susceptible to correction) are not corrected by the Company within 30 days of its receipt of such notice (or, in the event that such grounds cannot be corrected within such 30-day period, the Company has not taken all reasonable steps within such 30 day period to correct such grounds as promptly as practicable thereafter). If the Company does not correct the grounds for termination during such 30-day cure period ( or take all reasonable steps within such 30-day period to correct such grounds as promptly as practicable thereafter), your termination of employment for "Good Reason" shall become effective on the first business day following the end of the cure period. Unless otherwise advised by the Company, you will be expected to perform services for the Company during the cure period.

7. Benefits

23 Main Street | Holmdel, NJ 07733 | 732.528.2600 | www.vonage.com

(a)
You shall be entitled to participate in all employee health and welfare plans, programs and arrangements of the Company, to the extent you are eligible to participate in such plans, in accordance with their respective terms, as may be amended from time to time and on the basis no less favorable than that made available to other senior executives of the Company.

(b)	Participation in the health and dental plan of the Company begins on the first day of the month immediately after your Commencement Date in accordance with the terms of the plans.

(c) You are eligible to participate in the Company’s 401(k) plan on the first day of the month immediately after your Commencement Date.
(d) If you choose to participate in these benefits, you will receive a Summary Plan Description for the health and dental insurance, as well as the 401(k), plans. A copy of the plan documents is available from the Plan Administrator (as defined in the Summary Plan Description).

8. Miscellaneous

(a)
In connection with your employment you will be required to enter into the Company’s Employee Covenants Agreement and acknowledge and consent to the Company’s Incentive Compensation Recoupment Policy (copies of which are enclosed with this Offer Letter).

(b)
You hereby represent to the Company that you are under no obligation or agreement that would prevent you from becoming an employee of the Company or adversely impact your ability to perform the expected responsibilities. By accepting this offer, you agree that no trade secret or proprietary information not belonging to you or the Company will be disclosed or used by you at the Company.

(c)
This Offer Letter is not an employment contract and does not create an implied or express guarantee of continued employment. By accepting this offer, you are acknowledging that you are an employee at-will. This means that either you or the Company may terminate your employment at any time and for any reason or for no reason. This Offer Letter contains the entire agreement and understanding between you and the Company with respect to the terms of your employment and supersedes any prior or contemporaneous agreements, understandings, communications, offers, representations, warranties, or commitments by or on behalf of the Company, whether written or oral, with respect to the terms of your employment. Except for amendments to increase compensation payable to you, the terms of this Offer Letter may not be amended except pursuant to a written agreement between you and the Company.

23 Main Street | Holmdel, NJ 07733 | 732.528.2600 | www.vonage.com

(d)	Section 409A

(i)
The intent of the parties is that payments and benefits under this Offer Letter comply with or be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated there under (collectively "Section 409A") and, accordingly, to the maximum extent permitted, this Offer Letter shall be interpreted to be exempt from Section 409A or in compliance therewith, as applicable. If you notify the Company that you have received advice of tax counsel of national reputation with expertise in Section 409A that any provision of this Offer Letter (or of any award of compensation, including equity compensation or benefits) would cause you to incur any additional tax or interest under Section 409A (with specificity as to the reason thereof) or the Company independently makes such determination, the Company shall, after consulting with you, reform such provision to try to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Section 409A.

(ii)
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Offer Letter providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a "separation from service" within the meaning of Section 409A and the payment thereof prior to a "separation from service" would violate Section 409A. For purposes of any such provision of this Offer Letter relating to any such payments or benefits, references to a "termination," "termination of employment" or like terms shall mean "separation from service."

(iii)
If, as of the date of your "separation from service" from the Company, you are a "specified employee" (within the meaning of that term under Section 409A(a)(2)(B)), then with regard to any payment or the provision of any benefit that is considered "nonqualified deferred compensation" under Section 409A (whether under this Offer Letter, any other plan, program, payroll practice or any equity grant) and is payable upon your separation from service, such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6) month-andone-day period measured from the date of your "separation from

23 Main Street | Holmdel, NJ 07733 | 732.528.2600 | www.vonage.com

service," and (B) the date of your death (the "Delay Period") and this Offer Letter and each such plan, program, payroll practice or equity grant shall hereby be deemed amended accordingly. Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum with interest at the prime rate as published in the Wall Street Journal on the first business day of the Delay Period (provided that any payment measured by a change in value that continues during the Delay Period shall not be credited with interest for the Delay Period), and any remaining payments and benefits due under this Offer Letter shall be paid or provided in accordance with the regularly scheduled payment dates specified for them herein.

(iv)
For purposes of Section 409A, your right to receive any installment payments pursuant to this Offer Letter shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Offer Letter specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination") , the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v)
To the extent any reimbursement or in-kind payment provided pursuant to this Offer Letter is deemed nonqualified deferred compensation subject to Section 409A then (i) all such expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you; (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; and (iii) the right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

(vi)
No amounts payable to you by the Company or any of its subsidiaries or affiliates under this Agreement or any other agreement that constitute nonqualified deferred compensation subject to Section 409A shall be subject to offset by any other amount, except as permitted under Section 409A.

(e)
Withholding. The Company may withhold any tax (or other governmental obligation) that may result from the payments made and benefits provided to you under this Offer Letter or require you to make other arrangements satisfactory to the Company to enable it to satisfy all such withholding requirements.

23 Main Street | Holmdel, NJ 07733 | 732.528.2600 | www.vonage.com

(f)
Governing Law; Waiver of Jury Trial. All matters affecting this Offer Letter, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of New Jersey applicable to contracts executed in and to be performed in that State. YOU AND THE COMPANY HEREBY ACKNOWLEDGE AND AGREE THAT YOU AND THE COMPANY ARE HEREBY WAIVING ANY RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER YOU OR THE COMPANY AGAINST THE OTHER IN CONNECTION WITH ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS OFFER LETTER. Disputes regarding your application for employment, employment, or termination of employment will be subject to the attached Arbitration Agreement.

(g)
Remedies. In addition to all other legal and equitable remedies, the prevailing party in any dispute that in any way relates to this Offer Letter or your employment hereunder shall be entitled to recover his or its reasonable attorneys’ fees and expenses incurred in connection with such dispute.

United States law requires all companies to verify an employee's authorization to work in the United States. If you accept this offer, you will need to bring certain documents with you on your Commencement Date which allow the Company to verify your work authorization. Enclosed is an Employment Eligibility Verification (form I-9). Please review the form and bring the appropriate documents required for employment verification on your Commencement Date. You will be asked to complete the form in the presence of a witness on your Commencement Date.

If these terms are agreeable to you, please sign and date the Offer Letter in the appropriate space at the bottom and return it to me by Friday January 6, 2017.

We are excited at the prospect of you joining the Company, and look forward to your future contributions.

Sincerely,

/s/ Susan Quackenbush

Susan Quackenbush
Chief Human Resources Officer

Agreed and Accepted:

Name: ______/s/ Kenneth Wyatt____________
Kenneth Wyatt

23 Main Street | Holmdel, NJ 07733 | 732.528.2600 | www.vonage.com

Date: ____January 10, 2017____________

23 Main Street | Holmdel, NJ 07733 | 732.528.2600 | www.vonage.com